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                                                                 EXHIBIT 10.18



                              LICENSING AGREEMENT


         "Agreement", effective as of January 1, 1995 ("Effective Date") by and between CORIXA CORPORATION, a Delaware corporation with its principal place of business at 101 Stewart Street, Suite 700, Seattle, WA 98101-1048 (hereinafter referred to as "Corixa"), and the DANA-FARBER CANCER INSTITUTE, INC., a Massachusetts non-profit corporation, with its principal place of business at 44 Binney Street, Boston, Massachusetts, 02115 (hereinafter referred to as "DFCI").


                                  WITNESSETH:

         WHEREAS, DFCI is the owner of certain rights in technology as later defined herein, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government; and


         WHEREAS, DFCI desires to have such rights utilized to promote the public interest by granting a license hereunder;


         WHEREAS, Corixa has represented to DFCI that Corixa and/or its officers and employees are experienced in the development, production, marketing and sale of products similar to the technology which is the subject of this Agreement and has the financial capacity and the strategic commitment to facilitate the transfer of such technology for the public interest; and


         WHEREAS, Corixa desires to obtain a license to said rights upon the terms and conditions hereinafter set forth;


         NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

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                            ARTICLE I - Definitions

1.1 "Invention" shall mean cytotoxic lymphocyte stimulation by MHC1 antigen presentation, together with any Technical Information as herein defined.

1.2 "Technical Information" shall mean inventions (whether or not patentable), trade secrets, processes, formulas and know-how related to the subject matter of the Patent Rights that are owned and used by DFCI as of the date of this Agreement or hereafter. All Technical Information shall be communicated to Corixa in writing.

1.3      "Patent Rights" shall mean the following:

         (a) the United States patent applications listed in Appendix A and corresponding foreign patent applications;

         (b) United States and foreign patents issued from the applications listed in Appendix A and from divisionals and continuations of these applications;

         (c) claims of U.S. continuation-in-part applications, and corresponding foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Appendix A;

         (d) claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b) or (c) above.

1.4 "Licensed Products" shall mean any product which, except for the license granted herein, would otherwise infringe an issued, unexpired claim in the Patent Rights or a pending claim or equivalent thereof pending for less than [***] and/or which incorporates or utilizes the Technical Information.

1.5 "Licensed Process" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim in the Patent Rights and/or which incorporates or utilizes the Technical Information.

1.6      "Field of Use" shall mean all uses.

1.7      "Territory" shall mean worldwide.

1.8 "Net Sales" shall mean the gross income derived by Corixa, its Affiliates or its Sublicensees from the sales





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         of Licensed Products to independent third parties less:

         (a) Transportation charges or allowances actually paid or granted, including insurance with respect thereto;

         (b) Trade, quantity, cash or other discounts and brokers' or agents' commissions, if any, allowed and paid by Corixa, its Affiliates or its Sublicencees to independent parties in arms-length transactions;

         (c) Credits or allowances made or given on account of rejects, returns or retroactive price reductions for any amount not collected;

         (d) Any tax or governmental charge directly on sale, value added or transportation, use or delivery of products paid by Corixa, its Affiliates or its Sublicencees and not recovered from the purchaser.

         Licensed Products shall be considered "sold" when payment is actually received from purchaser.

1.9 "Sublicensee" shall mean any corporation, partnership or business organization which is not an affiliate of Corixa but to whom Corixa transfers know-how, rights or products to enable said party to sell Licensed Products.

1.10 "Affiliate" shall mean any corporation or other business entity controlled by, controlling, or under common control with Corixa. For this purpose "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the income or stock of such corporation or other business.


                               ARTICLE II - Grant

2.1 DFCI hereby grants to Corixa and its Affiliates if any, subject to all the terms and conditions of this Agreement including the nonexclusive license heretofore granted to the United States Government, the exclusive right and license to make, have made, use and sell the Licensed Products and to practice the Licensed Process in the Territory for the Field of Use for the term of this Agreement unless this grant is sooner terminated according to the terms hereof.

2.2 Notwithstanding the provision of Section 2.1, DFCI shall retain the right to make, use and practice the technology encompassed by Patent Rights for its own non-commercial, basic research purposes. DFCI or, at its option, Corixa on behalf of DFCI, may, subject to DFCI providing prior written notice to Corixa, convey to other organizations at no charge other than shipping fees research reagents inorporating the technology encompassed by Patent Rights which have been the subject of publications in the scientific literature, solely for use in non-commercial, basic research. Said transfers shall be subject to a material transfer agreement substantially in the form contained in Appendix B hereto.





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2.3      Corixa agrees that Licensed Products sold in the United States shall be manufactured substantially in the United States. This requirement shall be included in any sublicense agreements.

2.4(a) Corixa shall have the right, subject to the terms of this Section, to enter into sublicensing agreements with any other entity other than an Affiliate for the rights, privileges and licenses granted hereunder at royalty rates not less than those delineated in Section 4.3. DFCI shall be informed by written notice of the identity of any prospective Sublicensee and shall have the right to approve of said Sublicensee, which approval shall not be unreasonably withheld. If DFCI does not object in writing within twenty (20) days of said written notice, approval shall be presumed conclusively to have been given.

(b) Corixa agrees that any sublicenses granted by it shall provide that the obligations to DFCI contained in this Agreement shall be binding upon the Sublicensee. Corixa further agrees to attach a copy of this Agreement to sublicense agreements.

(c) With respect to sublicenses granted under this Section, Corixa shall pay to DFCI [***] of all fees and lump sum payments, including, but not limited to, technology access fees and license issue fees, but excluding investments in Corixa equity, milestone payments and research funding payments, provided, however, that if no patent within the Patent Rights is issued within [***] of the date hereof, any payments due to DFCI pursuant to this paragraph 2.4 (c) shall be reduced by [***] until any such issuance occurs.

(d) From any royalties received from its Sublicensee, Corixa shall pay DFCI an amount equivalent to the sum DFCI would otherwise have received in royalties if Licensed Products were sold by Corixa directly. Recording and payment of such royalties shall be made in accordance with the provisions of Article IV.

(e) Corixa agrees to forward to DFCI a copy of any and all fully executed sublicense agreements, and further agrees to forward to DFCI annually a copy of such reports received by Corixa from its Sublicensee during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

[f) Corixa hereby agrees that every sublicensing agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which Corixa's exclusive rights, privileges and license hereunder shall terminate.





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                          ARTICLE III - Due Diligence

3.1 Corixa shall use its best commercial efforts to bring one or more Licensed Products to market through a thorough, diligent program for exploitation of the Patent Rights and to continue active, diligent marketing efforts for such Licensed Product(s) throughout the life of this Agreement; provided, however, that such efforts shall only be required to the extent that the applicable Licensed Product(s) warrants such efforts in light of then prevailing market conditions, including the existence of new or more competitive technologies. In addition, within ninety days (90) after the Effective Date and annually thereafter, Corixa will submit a project development plan showing the time, money and personnel it plans to devote to the commercialization of Licensed Products in the next twelve months. DFCI and Corixa will mutually agree to this project development plan.

         As part of its best efforts, Corixa will also:

[***]                                                                   By [***]
[***]                                                                   By [***]
[***]                                                                   By [***]
File IND                                                                By [***]

3.2 Corixa's material failure to perform its obligations under Section 3.1 shall be grounds for DFCI to terminate pursuant to Section 7.5 of this Agreement.


                             ARTICLE IV - Payments

4.1 In partial consideration for the license granted hereunder and upon execution of this Agreement, Corixa agrees to pay DFCI [***] promptly after the Effective Date to offset the legal and administrative expenses arising from establishing a proprietary position in the Invention and facilitating the transfer of the Invention to the commercial marketplace. Corixa further agrees to issue to DFCI fifty thousand (50,000) shares of common stock, to be conveyed promptly after the Effective Date of this Agreement, and an additional fifty thousand (50,000) shares of common stock, to be conveyed promptly after receipt of the issue date of the first patent issued in the U.S., Europe or Japan containing claims substantially equivalent to independent claims present in the US application listed in Appendix A. Such common stock shall be considered upfront royalties.

4.2 Corixa agrees to make the following payments within forty-five (45) days of the occurrence of the





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         following events

                Initiation of Phase I Clinical Trials                    $[***]

                Initiation of Phase III Clinical Trial                  $[***]

                The first product approval in [***]                     $[***]

         Such payments are to be construed as additional upfront royalties and are not offsettable against earned royalties.

4.3 In partial consideration of the license to the Technical Information and Patent Rights granted hereunder by DFCI to Corixa, Corixa and/or any Sublicensee(s) shall pay royalties on a country-by-country basis during the term of this Agreement to DFCI according to the following schedule:

         (a) [***] on the sale of Licensed Products, the manufacture, sale or use of which, except for the license granted herein, would otherwise infringe an issued, unexpired claim within the Patent Rights.

         (b) [***] on the sale of Licensed Products, the manufacture, use or sale of which utilize only technical information.

4.4 Corixa shall pay a minimum royalty of [***]; provided, however, that such minimum royalty for a given year shall be creditable against any royalties subsequently due during said year under Section 4.3. Waiver of any minimum payment by DFCI shall not be construed as waiver of any such subsequent payment.

4.5 The parties acknowledge that Corixa will require licenses to one or more additional technologies to sell Licensed Products and that to acquire such licenses Corixa may be required to make additional royalty payments to third parties. If it is necessary for Corixa to obtain licenses from third parties such that cumulative royalties on Net Sales of any particular Licensed Product are greater than or equal to [***] of Net Sales of such Licensed Product, then the percentage royalty rate on Net Sales of such Licensed Product under Section 4.3 shall be reduced on a pro rata basis along with royalties to be paid to such third parties with respect to such Licensed Product to the extent necessary so that cumulative royalties on Net Sales of such Licensed Product are reduced to less than [***] of Net Sales of such Licensed Product; provided, however, that in no event shall royalties due DFCI be less than [***] of Net Sales.





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4.6      Payment of royalties specified in Section 4.3 shall be made by Corixa to DFCI within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the term of this Agreement covering the quantity of Licensed Products sold by Corixa during the preceding calendar quarter. The last such payment shall be made within forty-five (45) days after termination of this Agreement.

4.7 All payments to be made under this Article shall be paid in United States dollars in Boston, Massachusetts, or at such other place and in such other way, as DFCI may reasonably designate, without deduction of exchange, collection or other charges.

4.8 Only a single royalty shall be paid, either by Corixa or a Sublicensee as appropriate, with respect to any Licensed Product, either under
         Section 4.3(a) or 4.3(b) irrespective of the number of claims of Patent Rights or Technical Information utilized.

4.9 In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the due date as herein specified, calculated at the annual rate of the sum of (a) [***] plus (b), the prime interest rate quoted by the Bank of Boston on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum legal interest rate in Massachusetts. The payment of such interest shall not foreclose DFCI from exercising any other rights it may have as a consequence of the lateness of any payment.


                        ARTICLE V - Reports and Records

5.1 Corixa shall keep true books of account containing an accurate record of all data necessary for the determination of the amounts payable under Article IV hereof. Said records shall be kept at Corixa's principal place of business or the principal place of business of the appropriate division of Corixa to which this Agreement relates. Said records shall be available for inspection by a certified public accountant selected by DFCI and reasonably acceptable to Corixa during regular business hours for five (5) years following the end of the calendar year to which they pertain in order for DFCI to ascertain the correctness of any report and/or payment made under this Agreement. The provision of this Section 5.1 shall survive termination of this Agreement.

5.2 Within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year in which this Agreement is in effect, Corixa shall deliver to DFCI full, true and accurate reports of its activities and those of its Sublicensee(s), if any, relating to this Agreement during the preceding three month period.





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         These reports shall include at least the following:

         (a)     Number of Licensed Products manufactured and sold;

         (b)     Total billings for Licensed Products sold; where applicable,

         (c)     An accounting of all Licensed Processes used or sold;

         (d)     Deductions applicable to a determination of Net Sales;

         (e)     Total royalties due.

5.3 With each such report, Corixa shall pay to DFCI the royalties due and payable as provided for in Section 4.6. If no royalties are due, Corixa shall so report.


                ARTICLE VI - Patent Prosecution and Infringement

6.1 DFCI shall apply for, seek prompt issuance of, and maintain during the term of this Agreement any Patent Rights in the United States and in foreign countries. The prosecution, filing and maintenance of all patents shall be the primary responsibility of DFCI, provided, however, that Corixa shall have reasonable opportunity to advise DFCI on such matters, such opportunity toinclude the right to review all documents intended for submission in the examination of any application within the Patent Rights, including patent prosecution in foreign countries. If DFCI is unable or unwilling to do so, DFCI shall provide appropriate notice to Corixa, following which Corixa may file or prosecute any such patent applications or continue maintenance of the patents licensed hereunder.

6.2 Payment of all fees and costs relating to the filing, prosecution and maintenance of all patents shall be the responsibility of Corixa, whether such fees and costs were incurred before, as provided for in
         Section 4.1, or after the date of this Agreement. As of the Effective Date, the total expenses incurred by DFCI were [***], as delineated in Section 4.1.

6.3 (a) If at any time during the term of this Agreement, Corixa furnishes to DFCI reasonably convincing written evidence of an infringement of a patent included in the Patent Rights covering the Invention which materially adversely affects the commercial operations of Corixa under the license granted hereunder, and DFCI shall within three (3) months after receipt of such evidence fail to cause such infringement to terminate or to bring a suit or action to compel termination, then in each country in which an infringement is occurring, payment of royalties and minimum amounts which are earned under Article IV hereof shall be waived as long as such infringement continues; provided, however, that such royalties and minimum amounts shall not be so waived as long as at least one suit or action is being prosecuted by DFCI for infringement of a patent covering the Invention and Corixa is
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         Licensed Products.  In no event shall such waiver of royalties and minimum amounts exceed [***] of the royalties and minimum amounts payable hereunder.

    (b) If after said three (3) months, DFCI fails to cause such infringement to terminate or to bring a suit or action to compel termination, Corixa shall have the right, but not the obligation, to bring such suit or action to compel termination and shall have the right for such
         purpose to join DFCI as a party plaintiff at Corixa's expense.   DFCI
         independently shall have the right to join any such suit or action brought by Corixa and, in such event, shall pay one-half of the cost of such suit or action from the date of joining. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of DFCI, which consent shall not unreasonably be withheld.

    (c) Any damages recovered by such suit or action shall be first used to reimburse each party hereto for the cost of such suit or action (including attorney's fees) actually paid by each party hereto as the case may be, then to reimburse DFCI for any royalties and minimum royalties deferred under this Section 6.3 and of the residue, if any, [***] shall go to DFCI and [***] shall go to Corixa.

6.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought by a third party, DFCI, at its sole option, shall have the right, within thirty (30) days after commencement of such action, to takeover the entire defense of the action, provided Corixa is allowed to consult during such actions.

6.5 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.


                       ARTICLE VII - Term and Termination

7.1 Unless earlier terminated as hereinafter provided, this Agreement shall remain as an exclusive Agreement and in full force and effect for the life of the last to expire patent issued under the Patent Rights.

7.2 If Corixa shall cease to carry on its business with respect to Licensed Products, this Agreement shall terminate upon notice by DFCI.





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7.3      Should Corixa fail to pay DFCI such royalties as are due and payable hereunder, DFCI shall have the right to terminate this Agreement ninety (90) days after providing Corixa written notice of Corixa's failure to pay such royalties, unless Corixa shall pay DFCI within such notice period, all such royalties and interest that are due and payable. Upon the expiration of the ninety (90) day period, if Corixa shall not have paid all such royalties and interest due and payable, DFCI, at its sole option, may immediately terminate this Agreement and all rights, privileges and license hereunder granted.

7.4 Corixa shall have the right to terminate this Agreement at any time upon six (6) months written notice to DFCI, and upon payment of all amounts due DFCI through the effective date of termination.

7.5 Upon any material breach or material default of this Agreement by Corixa, other than those delineated in Sections 7.2 and 7.3 which shall always take precedence in that order over any material breach or default referred to in this Section 7.5, DFCI shall have the right to terminate this Agreement and the rights, privileges and license hereunder granted upon ninety (90) days written notice to Corixa.
         Such termination shall become effective immediately at the conclusion of such notice period unless Corixa shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

7.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Corixa and any Sublicensee thereof may, after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which Corixa can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Corixa shall pay to DFCI the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

7.7 Upon termination of this Agreement for any reason, any sublicense not then in default shall continue in full force and effect except that DFCI shall be substituted in place of the sublicensor.


                  ARTICLE VIII - Indemnification and Insurance

8.1 Corixa shall indemnify, defend and hold harmless DFCI, Dana-Farber Inc., the parent corporation of DFCI, and their respective trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a)





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         arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by Corixa or by a licensee, affiliate or agent of Corixa, or any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to this Agreement.

8.2 Corixa's indemnification under 8.1 (a) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. Corixa's indemnification under 8.1 (b) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to (i) the negligent activities of the Indemnitees, or (ii) the intentional wrongdoing or intentional misconduct of the Indemnitees.

8.3 Corixa agrees, at its own expense, to provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.


8.4 At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Corixa or by a licensee, affiliate or agent of Corixa, Corixa shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (a) product liability coverage and (b) broad form contractual liability coverage for Corixa's indemnification under Sections 8.1 and 8.3 of this Agreement. If Corixa elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to the DFCI and the DFCI's associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions shall not be construed to create a limit of Corixa's liability with respect to its indemnification obligation under Sections 8.1 through 8.3 of this Agreement.


8.5 Corixa shall provide DFCI with written evidence of such insurance upon request of DFCI. Corixa shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Corixa does not obtain replacement insurance providing comparable coverage, including self insurance, within such fifteen (15) day period, DFCI shall have the right to terminate this Agreement effective at the end of such fifteen
         (15) day period without any notice or additional waiting periods.

8.6      Corixa shall maintain such comprehensive general liability insurance
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         of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Corixa or by a licensee, affiliate or agent of Corixa and (b) a reasonable period after the period referred to in 8.6 (a) above which in no event shall be less than [***].

8.7 In the event any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which Corixa is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify Corixa of such event. Corixa shall assume the defense of, and may settle, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to Corixa's indemnification and Corixa may take such other steps as may be necessary to protect itself. Corixa shall not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation affected without Corixa's consent. The right of Corixa to assume the defense of any action shall be limited to that part of the action commenced against DFCI and/or Indemnitees which relates to Corixa's obligation of indemnification and holding harmless.

8.8 This Article VIII shall survive expiration or termination of this Agreement.


                     ARTICLE IX - Disclaimer of Warranties

9.1 DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO CORIXA HEREUNDER AND HEREBY DISCLAIMS THE SAME.

9.2 DFCI DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. IF BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, DFCI MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.


                              ARTICLE X - Notices





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10.1     Reports, notices and other communications from Corixa to DFCI as provided hereunder shall be sent to:

                 Dr. Bernard W. Janicki
                 Director for Research
                 Dana-Farber Cancer Institute
                 44 Binney Street
                 Boston, MA 02115
         or other individuals or addresses as shall hereafter be furnished by written notice to Corixa.

10.2 Reports, notices and other communications from DFCI to Corixa as provided hereunder shall be sent to:

                 Mark McDade
                 Chief Operating Officer
                 Corixa Corporation
                 1124 Columbia Street, Suite 464
                 Seattle, WA  98104
         or other individuals or addresses as shall hereafter be furnished by written notice to DFCI.


                            ARTICLE XI - Arbitration

11.1 Any controversy or claim arising out of, or relating to, any provisions of this Agreement or the breach thereof which cannot otherwise be resolved by good faith negotiations, or by Alternate Dispute Resolution mechanisms other than arbitration which may be mutually agreed to, between the parties shall be resolved by final and binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining.

                 The arbitration shall be subject to the following terms:

         a)      The number of arbitrators shall be one (1).

         b) The arbitrator shall be an independent, impartial third party having no direct or indirect personal or financial relationship to any of the parties to the dispute, who has agreed to accept the appointment as arbitrator on the terms set out in this Section 11.1.

         c) The arbitrator shall be an active or retired attorney, law professor, or judicial officer with at least five (5) years experience in general commercial matters and a familiarity with the laws governing proprietary rights in intellectual property.

         d)      The arbitrator shall be selected as follows:

                 (i) Each party shall submit a description of the matter to be arbitrated to the American Arbitration Association at its Regional Office in Boston, Massachusetts. Said Association shall submit to the parties a list of the arbitrators available to arbitrate any dispute between them. Thereafter, each party shall select, in numerical order, those





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
                          persons on said list acceptable as arbitrators and return the same to the Association. The first arbitrator acceptable to both parties shall be deemed the selected arbitrator with respect to the dispute then at issue under this Agreement. In the event of a failure to select a mutually agreeable arbitrator, the Association shall be requested to submit as many subsequent lists of arbitrators as shall be necessary to effect a mutual selection.

                 (ii) If the method of selection set out in paragraph d)(i) fails for any reason, then either party may petition any state or federal court in Massachusetts having jurisdiction for appointment of the arbitrator in accordance with applicable law, provided that the arbitrator must satisfy the requirements of b) and c) above.

         e) The arbitrator shall announce the award in writing accompanied by written findings explaining the facts determined in support of the award, and any relevant conclusions of law.

         f) Unless otherwise provided in this Section 11.1 or extended by agreement of the parties, each party shall submit an initial request for designation of an arbitrator within thirty (30) days after any request for arbitration, the dispute shall be submitted to the arbitrator within ninety (90) days after the arbitrator is selected, and a decision shall be rendered within thirty (30) days after the dispute is submitted.

         g) The fees of the arbitrator and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator.

         h) The arbitrator shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes DFCI and Corixa each hereby irrevocably consents and submits.

11.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.


                   ARTICLE XII - Restrictions on Use of Names

12. Corixa shall not use the names of DFCI, its related entities and its employees, or any adaptations thereof, in any advertising, promotional or sales literature, or in any securities reports required by the Securities and Exchange Commission, without the prior written consent of DFCI in each case; provided however, that Corixa (a) may refer to publications by employees of DFCI in the scientific literature or (b) may state that a license from DFCI has been granted as herein provided.





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
                     ARTICLE XIII - Independent Contractor

13. For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.


                           ARTICLE XIV - Severability

14. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.


                         ARTICLE XV - Non-assignability

15. Neither this Agreement nor any part hereof shall be assignable by either party without the express written consent of the other. Any attempted assignment without such consent shall be void, except that Corixa may assign this agreement to a third party which acquires its entire business interest in the subject matter hereof without DFCI's prior written consent.


                         ARTICLE XVI - Entire Agreement

16. This instrument contains the entire Agreement between the parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this Agreement shall affect or modify any of the terms or obligations herein contained.


                    ARTICLE XVII - Modifications in Writing

17. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each





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
         party.


                         ARTICLE XVIII - Governing Law

18. The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the Commonwealth of Massachusetts.


                             ARTICLE XIX - Captions

19. The captions are provided for convenience and are not to be used in construing this Agreement.


                           ARTICLE XX - Construction

20. The parties agree that they have participated equally in the formation of this Agreement and that the language herein should not be presumptively construed against either of them.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in quadruplicate by their duly authorized representatives as of the date first above written.

DANA-FARBER CANCER INSTITUTE (DFCI)        CORIXA CORPORATION (Corixa)

By:      /s/ BERNARD W. JANICKI         By:        /s/ MARK MCDADE
         -------------------------              ------------------------
         Bernard W. Janicki, Ph.D.                     Mark McDade

Title:   Director for Research             Title:  Chief Operating Officer


WITNESSED BY:                              WITNESSED BY:

      /s/ Ashley J. Stern                        /s/ Teri Gately
      ------------------------                   ------------------------




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
                                   Appendix A

                    Intellectual Property Licensed Hereunder

[***]

                                   Appendix B


                          MATERIAL TRANSFER AGREEMENT


         The ________________________ of ______________________ ("Recipient")
and its investigator(s) Dr. ________________________. ("Investigator"), in consideration of the receipt of biological materials from Dr._
______________________ of the Dana-Farber Cancer Institute, of Boston, MA ("DFCI"), hereby agree to the following terms and conditions:


         1. The biological materials to be provided to Recipient and Investigator are: ____________________ (the "Research Material"). For purposes of this Agreement, Research Material shall also include progeny and mutations of the Research Material, unmodified derivatives thereof and any know-how or data provided with the Research Material.


         2. The Research Material shall be used exclusively for non-commercial research by Recipient and Investigator to study ______________________ (the "Research Program"). The Research Material will not be used in connection with any diagnosis, treatment or any other activity involving humans or for any use not directly related to the Research Program. Use will be in compliance with all applicable Federal, State and local laws and regulations, including, but not limited to, animal welfare laws and regulations. In addition, the Research Material may only be possessed or used by employees of the Recipient who are under the control and supervision of the Investigator and bound to the terms of this Agreement, and may not be provided to any other individual, entity or institution, including institutions and entities affiliated or under contract with the Recipient without the prior written consent of DFCI. DFCI may withhold consent for any reason.


         3. The Research Material is the property of DFCI. It is agreed that the transfer of the Research Material hereunder shall not constitute a sale of Research Material or a grant, option or license of any patent or other rights, other than as provided in Section 4 below. DFCI shall retain and have all right, title and interest in the Research Material. In addition, Recipient and Investigator and DFCI agree that ownership of modifications, derivatives, improvements, results, techniques, inventions, discoveries, ideas, processes, know-how, patents, patent applications, copyrights, trade secrets and other proprietary information and rights (collectively, "Intellectual Property") arising out of or in connection with the Research Material or Recipient's and/or Investigator's use of the Research Material will be negotiated in. good faith by the parties based upon (a) their relative contribution to the creation of said Intellectual property and (b) any applicable laws and regulations relating to inventions and inventorship. Recipient and Investigator will not disclose any Intellectual Property of DFCI without the consent of DFCI, and any disclosure of Intellectual Property developed during the Research Program will be made only after first disclosing it to DFCI in a timely manner.


         4. Recipient and Investigator shall not use or otherwise distribute Research Material to a third party for any purpose. This Agreement and the resulting transfer of Research Material constitute a non-exclusive license to use the Research Material solely for the basic research or other not-for-profit purposes described herein. Recipient and Investigator shall not use Research Material for any products or processes for profit-making or commercial purposes or for the benefit of any third party.

         5.      This Agreement is not assignable.


         6. DFCI has, or may, make Research Material available to others, both profit and non-profit.


         7. Recipient and Investigator agree to provide DFCI with a copy of any publications which contain experimental results obtained from the use of the Research Material. Recipient and Investigator will acknowledge DFCI as the source of the Research Material in all publications containing any data or information about the Research Material unless DFCI indicates otherwise after consultation.


         8. Recipient and Investigator will arrange the return to DFCI or disposal of any unused Research Material whenever investigation for which it has been supplied discontinues or is terminated, or upon the request of DFCI. In the event Investigator(s) transfer to another institution, a new Material Transfer Agreement is to be executed.


         9. THE RESEARCH MATERIAL IS UNTESTED AND HAS BEEN GIVEN TO RECIPIENT AT NO COST. SUCH RESEARCH MATERIAL IS PROVIDED "AS IS" WITH NO WARRANTIES EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON- INFRINGEMENT. RECIPIENT AND INVESTIGATOR, AS APPLICABLE, BEAR ALL RISK RELATING TO THE RESEARCH MATERLAL OR ITS USE AND DFCI WILL NOT BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY DAMAGES INCLUDING, WITHOUT LIMITATION, DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY. DFCI MAKES NO REPRESENTATION AND PROVIDES NO WARRANT THAT THE USE OF THE RESEARCH MATERIAL WILL NOT INFRINGE ANY PATENT OR OT'HER PROPRIETARY RIGHT.


         10. To the extent permitted by law, Recipient agrees to indemnify, defend and hold harmless DFCI and its trustees, officers, staff, representatives and agents against all damages, expenses (including without limitation legal expenses), claims, demands, suits or other actions arising from Recipient and Investigator's acceptance, use and disposal of the Research Material and their progeny, mutations or derivatives.

AGREED AND ACCEPTED:


RECIPIENT

By               ______________________________________

Title            ______________________________________

Date             ______________________________________


INVESTIGATOR

By               ______________________________________

Title            ______________________________________

Date             ______________________________________


DANA-FARBER CANCER INSTITUTE

By               ______________________________________
                 Ashley J. Stevens, Ph.D., Director,
                 Office of Technology Transfer

Date             ______________________________________